NEWS RELEASE for July 26, 2007 at 8:00AM Eastern Time

Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS
Product Revenues Increase 31 Percent

        BURLINGTON, MA (July 26, 2007) … Palomar Medical Technologies, Inc. (NASDAQ: PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the second quarter ended June 30, 2007. Revenues for the quarter ended June 30, 2007 were $32.8 million as compared to $36.7 million in the second quarter of 2006. Excluding back-owed royalties received from Cutera of $13.6 million in the second quarter of 2006 through a patent license agreement, revenues for the second quarter of 2006 were $23.0 million, resulting in a 42 percent increase in revenues for the second quarter of 2007. Product revenues increased to $28.3 million, a 31 percent increase over the $21.6 million in the second quarter of 2006. Gross margin from product revenues was 64 percent for the second quarter of 2007 as compared to 71 percent for the second quarter of 2006. Gross margin this quarter was affected by several factors. As a percentage of worldwide product revenues, expansion efforts outside North America resulted in product revenues at distributor transfer prices increasing over the same quarter last year. Gross margin was also affected by a decrease in average selling prices, an increase in trade-ups of StarLux 300s to StarLux 500s, and the sale of StarLux 300 demonstration units due to our recent introduction of the StarLux 500. Income before taxes for the second quarter of this year was $9.4 million as compared to the $18.1 million reported in the second quarter of last year. Excluding other income in the second quarter of 2007 and back-owed royalties and reimbursement of legal fees received from Cutera in the second quarter of 2006, income before taxes for the second quarter of 2007 was $8.9 million as compared to $5.8 million for the same quarter last year, resulting in a 54 percent increase. The Company also strengthened its balance sheet since the second quarter of last year, including increasing its cash and investments from $74 million to $121 million.

        The Company had a cash tax rate of 6 percent and an effective book tax rate of 38 percent for financial statement purposes for the second quarter of 2007 versus a cash tax rate of 3 percent and an effective book tax rate of 4 percent for the prior year’s second quarter. The Company reported net income of $5.8 million, or $0.30 per diluted share for the second quarter of this year, versus net income of $17.4 million, or $0.86 per diluted share for the second quarter of 2006. Non-GAAP net income for the second quarter of 2007, which excludes other income and non-cash taxes, resulted in $8.4 million, or $0.43 per diluted share. Non-GAAP net income for the second quarter of 2006, which includes adjustments to royalty revenue, cost of royalty revenue, general and administrative and interest income and excludes non-cash taxes, resulted in $5.6 million, or $0.28 per diluted share. Please refer to the financial statements included in this news release for a reconciliation of GAAP results to non-GAAP results for the three and six months ended June 30, 2007 and 2006.

        Chief Executive Officer Joseph P. Caruso commented, “We are again pleased with our financial performance and revenue growth this quarter. Awareness and acceptance of light-based cosmetic treatments are becoming a standard for consumers worldwide. Our plans for expansion in markets outside North America are moving along well. This expansion strategy is increasingly important as the market develops. Our recent introduction of our newest technology, the StarLux 500, continues to gain acceptance and a reputation as the technology of choice. ”

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Use of Non-GAAP Financial Measures

        To supplement Palomar’s consolidated financial statements presented in accordance with GAAP, this news release uses the following measures defined as non-GAAP financial measures by the SEC: non-GAAP revenue, non-GAAP income before taxes, non-GAAP net income and non-GAAP diluted earnings per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. In addition, the non-GAAP financial measures included in this news release may be different from, and therefore not comparable to, similar measures used by other companies. For more information on these non-GAAP financial measures, please see the non-GAAP data included below. This data has more details of the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. Palomar’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business operating results. Palomar believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Palomar’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Palomar’s historical performance and our competitors’ operating results. Palomar believes that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (800) 659-2032 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 88967141 and will be available for fourteen days. A webcast replay will also be available.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home use, light-based hair removal device. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has an agreement with The Gillette Company to develop and potentially commercialize a patented home-use, light-based hair removal device for women. Palomar also has an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

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        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections (including future tax benefit from the Company’s NOLs and future effective tax rates). These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2006 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar Financial Summary:

Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Product revenues	$28,280,653	$21,617,074	$55,679,198	$42,006,844
Royalty revenues	2,073,621	14,151,941	4,758,175	14,796,942
Funded product development revenues	2,414,218	887,583	3,849,298	2,307,357

Total revenues	32,768,492	36,656,598	64,286,671	59,111,143

Costs and expenses:
Cost of product revenues	10,308,578	6,337,968	18,926,966	11,653,451
Cost of royalty revenues	829,448	5,660,773	1,903,270	5,918,773
Research and development	3,752,093	3,620,741	8,055,435	7,165,947
Selling and marketing	6,358,629	5,642,755	12,634,617	11,080,390
General and administrative	4,150,911	(877,823)	7,295,001	1,142,915

Total costs and expenses	25,399,659	20,384,414	48,815,289	36,961,476

Income from operations	7,368,833	16,272,184	15,471,382	22,149,667

Interest income	1,533,077	1,868,939	2,899,376	2,444,964
Other income	500,000	--	500,000	--

Income before income taxes	9,401,910	18,141,123	18,870,758	24,594,631

Provision for income taxes - cash	564,115	525,367	1,132,246	712,261
Provision for income taxes - non-cash	3,008,611	248,679	6,038,642	271,524

Net income	$5,829,184	$17,367,077	$11,699,870	$23,610,846

Net income per share:
Basic	$0.32	$1.00	$0.64	$1.36

Diluted	$0.30	$0.86	$0.60	$1.18

Weighted average number of shares outstanding:
Basic	18,333,091	17,397,750	18,306,598	17,334,577

Diluted	19,418,394	20,171,377	19,493,964	20,037,545

Non-GAAP data:

Income before income taxes	$9,401,910	$18,141,123	$18,870,758	$24,594,631
Royalty revenue: Back-owed royalty	--	(13,620,571)	--	(13,620,571)
Cost of product revenue: Royalty adjustment	--	--	--	(762,000)
Cost of product revenue: Inventory write-down	--	--	--	145,000
Cost of royalty revenue: Back-owed royalty	--	5,448,228	--	5,448,228
Selling and marketing: Demo inventory write-off	--	--	--	230,000
General and administrative: Additional legal expense related to trial preparation	--	750,000	--	750,000
General and administrative: Royalty settlement legal expense reimbursement	--	(3,760,000)	--	(3,760,000)
Interest income: Interest on back-owed royalties	--	(1,164,212)	--	(1,164,212)
Other income: Expiration of standstill agreement	(500,000)	--	(500,000)	--

Non-GAAP Income before income taxes	8,901,910	5,794,568	18,370,758	11,861,076

Provision for income taxes	3,572,726	774,046	7,170,888	983,785
Provision for income taxes - non-cash	(3,008,611)	(248,679)	(6,038,642)	(271,524)
Tax effect related to one-time events	(30,000)	(357,556)	(30,000)	(368,764)

Non-GAAP Provision for income taxes	534,115	167,811	1,102,246	343,497

Non-GAAP Net income	$8,367,795	$5,626,757	$17,268,512	$11,517,579

Non-GAAP Diluted net income per share	$0.43	$0.28	$0.89	$0.57

Diluted weighted average number of shares outstanding	19,418,394	20,171,377	19,493,964	20,037,545

— more — Palomar — Page 5 Consolidated Balance Sheets (Unaudited)
	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$27,782,417	$36,817,257
Available-for-sale investments, at market value	93,224,721	67,351,822
Accounts receivable, net	20,924,259	15,443,053
Inventories	13,929,752	11,011,710
Deferred tax asset	3,944,405	7,595,000
Other current assets	3,381,305	1,702,263

Total current assets	163,186,859	139,921,105

Property and equipment, net	1,362,126	1,129,985

Other assets	111,074	111,074

Total assets	$164,660,059	$141,162,164

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,959,579	$2,263,029
Accrued liabilities	15,165,840	15,798,076
Deferred revenue	11,668,210	5,969,397

Total current liabilities	29,793,629	24,030,502

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	--	--
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued - 18,380,156 and 18,063,103 shares, respectively	183,802	180,631
Additional paid-in capital	195,969,428	189,937,701
Accumulated deficit	(61,286,800)	(72,986,670)

Total stockholders' equity	134,866,430	117,131,662

Total liabilities and stockholders' equity	$164,660,059	$141,162,164

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